Exhibit 10.8
F21.085
DATED 9 July 2010
GRAND AFFECTION S.A.
GRAND AFFINITY S.A.
(as Borrowers)
- and -
DVB BANK SE
and others
(as Lenders)
- and -
DVB BANK SE
(as Agent)
- and -
DVB BANK SE
(as Security Agent)

US$48,000,000 SECURED
LOAN AGREEMENT

STEPHENSON HARWOOD
Ariston Building
2 Filellinon Street & Akti Miaouli
Piraeus 185 36
Greece
Tel: +30 210 4295 160
Fax: +30 210 4295 166
Ref: F21.085

CONTENTS

		Page

1	Definitions and Interpretation	2

2	The Loan and its Purpose	16

3	Conditions of Utilisation	16

4	Advance	20

5	Repayment	20

6	Prepayment	22

7	Interest	23

8	Indemnities	27

9	Fees	31

10	Security and Application of Moneys	31

11	Representations	35

12	Undertakings and Covenants	38

13	Events of Default	49

14	Assignment and Sub-Participation	54

15	The Agent, the Security Agent and the Lenders	56

16	Set-Off	65

17	Payments	65

18	Notices	66

19	Partial Invalidity	68

20	Remedies and Waivers	68

2

3

LOAN AGREEMENT
Dated: 9 July 2010
BETWEEN:
(1)	GRAND AFFECTION S.A. (“Affection”) and GRAND AFFINITY S.A. (“Affinity”), each a company incorporated under the laws of the Marshall Islands with its registered office at c/o The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960; and (together the “Borrowers” and each a “Borrower”) jointly and severally; and

(2)	the banks listed in Schedule 1 (The Lenders and the Commitments), each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(3)	DVB BANK SE, acting as agent, as underwriter and as arranger through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (in that capacity the “Agent”); and

(5)	DVB BANK SE, acting as security agent through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (in that capacity the “Security Agent”).
WHEREAS:
(A)	Each Borrower has agreed to purchase the relevant Vessel from the Builder on the terms of the relevant Building Contract and intends to register that Vessel on delivery under the relevant flag specified below in the definition of “Vessels”.

(B)	Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments, up to $48,000,000) to assist the Borrowers in pre-delivery and post-delivery finance of part of the aggregate Contract Price of the Vessels and to refinance certain Existing Indebtedness.

IT IS AGREED as follows:
1	Definitions and Interpretation
1.1	In this Agreement:

“Accounts” means the Earnings Accounts and the Retention Account.

“Account Holder” means Emporiki Bank of Greece S.A., a company duly incorporated under the laws of Greece, having its registered office at 11, Sofokleous Street, Athens, Greece, and acting through its office at 1 Korai Street, Athens 10564, Greece or any other bank or financial institution acceptable to the Agent (in its sole discretion) which at any time, with the Agent’s prior written consent, holds the Accounts.

“Accounts Charges” means the deeds of charge referred to in Clause 10.1.6 (Security Documents) and “Accounts Charge” means any one of them.

“Actual Rate” has the meaning set out in Clause 7.11.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Approved Flag” means a flag acceptable to the Agent in its discretion.

“Assignments” means the deeds of assignment of the Insurances, Earnings and Requisition Compensation, and Charters referred to in Clause 10.1.5 (Security Documents) and “Assignment” means any one of them.

“Availability Termination Date” means the earlier of (a) the Delivery Date of the last Vessel to be delivered and (b) 15 July 2012 or such later date as the Lenders may in their discretion agree.

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 8.3 (Break Costs).

“Builder” means SPP Shipbuilding Co., Ltd., a company incorporated under the laws of the Republic of South Korea with its principal office at 1609-4, Hwang-ri, Gwangdo-myun, Tongyoung-si, Gyeongsangnam-do, South Korea.

“Building Contracts” means the contracts dated 30 August 2007, as amended by Addenda No. 1 dated 13 April 2009, Addenda No. 2 dated 11 June 2010, Addenda No. 3 dated 11 June 2010, Addenda No. 4 dated 12 June 2010 and Addenda No. 5 dated 2 July 2010 on the terms and subject to the conditions of which the Builder has agreed to construct the Vessels for, and deliver the Vessels to, the Borrowers respectively and “Building Contract” means either one of them (as the same may be further amended and/or supplemented and/or novated and/or replaced from time to time with the prior written consent of the Lenders).

“Building Contract Assignments” means the deeds of assignment of the Building Contracts and the Refund Guarantees referred to in Clause 10.1.1 (Security Documents) and “Building Contract Assignment” means either one of them.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Frankfurt and Piraeus.

“Cash Sweep” means, in respect of the Earnings of a Vessel, one hundred per cent (100%) of the Excess Cash Flow for the period commencing on the Delivery Date of each Vessel until the relevant Balloon is reduced to an aggregate amount of three million Dollars ($3,000,000) and fifty per cent (50%) of the Excess Cash Flow of each Vessel thereafter.

“Charterer” means the charterer as disclosed to the Lenders at the date of this Agreement.

“Charter” means the charterparty made between a Borrower (as owner) and a Charterer (as charterer) in respect of a Vessel on the terms and subject to the conditions of which a Borrower may charter its Vessel to a Charterer and “Charters” means more than one of them.

“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders and the Commitments) and/or,

where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Contract Price”, in respect of each Vessel, means an aggregate amount of thirty seven million Dollars ($37,000,000), as evidenced by the relevant Building Contract.

“Corporate Guarantee” means the guarantee and indemnity referred to in Clause 10.1.2 (Security Documents).

“Corporate Guarantor” means GrandUnion Inc., a company incorporated according to the law of the Marshall Islands, with its registered office at The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro Marshall Islands, M.H. 96960, c/o The Trust Company of the Marshall Islands Inc. and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Debt Service” means repayment of scheduled Repayment Installments, any fees and expenses payable to the Finance Parties under this Agreement and interest on the Loan.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1.4 (Security Documents).

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means:-

(a)	in respect of the Vessel with Builder’s hull number H-4023, the date of the actual delivery of that Vessel from the Builder to Affection, but not later than 28 February 2011; and

(b)	in respect of the Vessel with Builder’s hull no. H-4029, the date of the actual delivery of that Vessel from the Builder to Affinity, but not later than 15 July 2012;
“Determination Date” means, with respect to an Interest Period, the date which is (2) Business Days before the first day of that Interest Period.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the relevant Drawing is advanced under Clause 4 (Advance).

“Drawdown Notice” means a notice substantially in the form set out in Schedule 4 (Form of Drawdown Notice).

“Drawings” means the First Drawing, the Second Drawing, the Third Drawing and the Fourth Drawing (as each such term is defined in Clause 3.3.5) or any other part of a Vessel Loan advanced or to be advanced pursuant to a Drawdown Notice and “Drawing” means any one of them.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

“Earnings Accounts” means a bank account to be opened in the name of each Borrower with the Account Holder and designated “[name of Borrower] — Earnings Account” and “Earnings Account” means either one of them.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Equity Portion” means that amount of an installment under a Building Contract payable or paid by the relevant Borrower to the Builder pursuant to the relevant Building Contract and not forming part of the Loan.

“Event of Default” means any of the events or circumstances set out in Clause 13.1 (Events of Default).

“Excess Cash Flow” means, in respect of each Vessel, the Earnings of that Vessel remaining following deduction of the Operating Expenses and the Debt Service in respect of that Vessel and deduction of the applicable Minimum Liquidity Reserve.

“Existing Indebtedness” means the amount of seven million thirty one thousand two hundred and fifty Dollars ($7,031,250) in respect of each Vessel or fourteen million sixty two thousand five hundred Dollars ($14,062,500) for both Vessels under the Existing Loan Facility.

“Existing Loan Facility” means the loan facility agreement dated 18 October 2007 as amended and supplemented by a first supplemental agreement dated 13 June 2008 and as further amended and supplemented by a second supplemental agreement dated 24 December 2009 each made between the Borrowers and 3 other companies.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrowers setting out any of the fees referred to in Clause 9 (Fees).

“Final Maturity Date” means, the earlier of (i) the date falling nine years and nine months after the Delivery Date in respect of the first Vessel to be delivered and (ii) 31 December 2020, or in each case in the Agent’s absolute discretion (following the Borrowers’ request) such later date as the Agent may agree.

“Finance Documents” means this Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:
(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Statements” means the financial statements of the Borrowers and the Corporate Guarantor provided to the Agent in accordance with Clause 12.1.1 and 12.1.3.

“GAAP” means generally accepted accounting principles in IFRS.

“IAPPC” means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

“Installments” means the First Installment, the Second Installment, the Third Installment, the Fourth Installment and the Fifth Installment (as each such term is defined in Clause 3.3.5) and “Installment” means any one of them.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.8 (Accrual and payment of interest).

“Interest Period” means each period for the determination and payment of interest selected by the Borrowers or agreed or selected by the Agent pursuant to Clause 7 (Interest).

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS” Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“LIBOR” means:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. on the Determination Date of the relevant Interest Period (and, for the purposes of this Agreement, “BBA Page LIBOR 01” means the Reuters’ page or such other page as may replace that page on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on BBA Page LIBOR 01 on the Determination Date of the relevant Interest Period or if the Lender has provided a rate in compliance with Clause 7.11 for the relevant Interest Period, the Actual Rate for that Interest Period shall be the per annum rate used.
“Loan” means the aggregate amount of the Vessel Loans advanced or to be advanced by the Lenders to the Borrowers under Clause 4 (Advance) or, where the context permits, the amount of the Vessel Loans advanced and for the time being outstanding.

“Loans Administration Form” means a form substantially in the form of Schedule 7.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six per cent (66%) of the aggregate of all the Commitments.

“Management Agreements” means the agreements for the commercial and/or technical management of the Vessels between the Borrowers respectively and the Managers and “Management Agreement” means any one of them.

“Managers” means Newlead Shipping S.A. of the Republic of Panama and/or Newlead Bulkers S.A. of the Republic of Liberia or such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Agent may approve.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 3 (Calculation of Mandatory Cost).

“Margin” means three per cent (3%) per annum.

“Market Value”, in respect of a Vessel, means the market value of the Vessel to be conclusively determined on the basis of the average of valuations (which are not more than two months old at the time of the calculation of the Market Value in question) provided by two reputable, independent and first class firm of shipbrokers appointed by the Agent. If the two valuations differ by a margin of over 15% then a third shipbroker shall be appointed by the Agent and the market value shall be the average of the three valuations. All valuations shall be on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and at the expense of the Borrowers.

“Maximum Loan Amount” means an amount up to the lesser of $48,000,000 (representing 68.6% of the aggregate Contract Price of the Vessels less the Seller’s Credit) and 80% of the aggregate Market Value of the Vessels (to be determined not less than two weeks prior to each Drawdown Date in respect of each Drawing, other than the first drawdown to occur in July 2010, and on each Delivery Date).

“Maximum Vessel Loan” means, for each Vessel an amount up to the lesser of $24,000,000 (representing 68.6% of each Vessel’s Contract Price less the Seller’s Credit) and 80% of its Market Value (to be determined not less than two weeks prior to each Drawdown Date in respect of each Drawing, other than the first drawdown to occur in July 2010, and to each Delivery Date).

“Minimum Charter Requirements” means, in respect of a Charter for a Vessel, a minimum daily net rate of hire of $12,000 plus 60%/40% profit sharing basis (60%

for the Charterer and 40% for the relevant Borrower) commencing with a minimum daily net rate of hire of $14,000 with a minimum period of duration of twelve (12) years in accordance with the relevant terms of the Charter and otherwise on terms acceptable to the Agent in its discretion.

“Minimum Liquidity Reserve” means, in respect of each Borrower, unrestricted cash free of Encumbrances other than in favour of the Agent of not less than five hundred thousand Dollars ($500,000).

“Mortgages” means the preferred or statutory mortgages referred to in Clause 10.1.4 (Security Documents) together with the Deeds of Covenants (if applicable) and “Mortgage” means either one of them.

“Operating Expenses” means expenses properly and reasonably incurred by a Borrower in connection with the operation, employment, maintenance, repair and insurance of its Vessel.

“Original Financial Statements” means the Financial Statements of the relevant Borrower for the financial year ended 31 December 2011 for the Vessel delivered in 2011 or 31 December 2012 for the Vessel delivered in 2012.

“Personal Guarantees” means the guarantees and indemnities referred to in Clause 10.1.7 (Security Documents) and “Personal Guarantee” means either one of them.

“Personal Guarantors” means any person acceptable to the Agent in its discretion and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Agent a guarantee and/or indemnity for the repayment of all or part of the Indebtedness and “Personal Guarantor” means either one of them.

“Pledgor” means Alpha Bulkers Inc., a company incorporated according to the law of the Marshall Islands, with its registered office at The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro Marshall Islands, M.H. 96960, c/o The Trust Company of the Marshall Islands Inc., which is a wholly owned subsidiary of the Corporate Guarantor.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

“Refund Guarantees” means refund guarantees numbered M42W20710XD00018 and M42W20710XD00025 respectively issued by the Refund Guarantor in favour of the Borrowers respectively pursuant to the Building Contracts on 8 October 2007 and “Refund Guarantee” means either one of them.

“Refund Guarantor” means Shinhan Bank Masan Middle Market Banking Center, acting through its branch at South Korea.

“Relevant Documents” means the Finance Documents, the Building Contracts, the Refund Guarantees, the Charters, the Management Agreements, the Managers’ confirmation specified in Part I of Schedule 2 (Conditions precedent) and the Account Holder’s confirmation specified in Part I of Schedule 2 (Conditions precedent).

“Repayment Date” means the date for payment of any Repayment Installment in accordance with Clause 5.1 (Repayment of each Vessel Loan).

“Repayment Installment” means any installment of a Vessel Loan to be repaid by the Borrowers under Clause 5.1 (Repayment of each Vessel Loan).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Retention Account” means a bank account opened or to be opened in the name of the Borrowers with the Account Holder and designated “Grand Affection S.A. and Grand Affinity S.A.- Retention Account”.

“Security Documents” means the Building Contract Assignments, the Guarantee, the Personal Guarantees, the Share Pledges, the Mortgages, the Deeds of Covenants, the Assignments and the Accounts Charges, or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrowers, the Corporate Guarantor, the Personal Guarantors, the Pledgor and any other person who may at any time during the

Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Seller’s Credit” means a credit of the Contract Price in respect of each Vessel in the amount of $2,000,000 each, in favour of each Borrower.

“Share Pledges” means the pledges of shares referred to in Clause 10.1.3 (Security Documents).

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Threshold Amount” means the amount of one million Dollars ($1,000,000).

“Total Loss” means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention or confiscation of a Vessel by any government or by persons acting or purporting to act on behalf of any government, unless that Vessel is released and returned to the possession of the relevant Borrower within one month after the capture, seizure, arrest, detention or confiscation in question.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date”, in relation to any Transfer Certificate, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Trust Property” means:
(a)	all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents, with the exception of any benefits arising solely for the benefit of the Security Agent.

“Vessel Loan A” means, in respect of the Vessel with Builder’s hull number H-4023, the part of the Loan advanced or to be advanced by the Lenders to the Borrowers in respect of that Vessel under Clause 4 (Advance) or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.

“Vessel Loan B” means, in respect of the Vessel with Builder’s hull number H-4029, the part of the Loan advanced or to be advanced by the Lenders to the Borrowers in respect of that Vessel under Clause 4 (Advance) or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.

“Vessel Loans” means Vessel Loan A and Vessel Loan B and each a “Vessel Loan”.

“Vessels” means approximately the 35,000 dwt bulk carriers and everything now or in the future belonging to them on board and ashore, currently under construction by the Builder with the Builder’s hull numbers set out below for the respective Borrowers set out below on the terms of the Building Contracts and, on delivery to the Borrowers, intended to be registered under an Approved Flag in the ownership of the respective Borrowers and “Vessel” means either one of them:

Hull Number	Borrower
H-4023	Affection
H-4029	Affinity

1.2	In this Agreement:
1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees; and

1.2.9	a time of day (unless otherwise specified) is a reference to London time.
1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose
2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan comprising both Vessel Loans and not exceeding in aggregate the Maximum Loan Amount.

2.2	Finance Parties’ obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrowers shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.
3	Conditions of Utilisation
3.1	Conditions precedent The Borrowers are not entitled to have any Drawing advanced unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent), save that references in Section 2 of that Part I to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to either Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:
3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrowers under Clause 11 (Representations) are true in all material respects.
3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if:

3.3.1	that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount;

3.3.2	that Drawing will not result in more than fifty per cent (50%) of the Maximum Loan Amount being advanced for a Vessel;

3.3.3	that Drawing will not cause the amount of the relevant Maximum Vessel Loan to be exceeded;

3.3.4	the proposed Drawdown Date of that Drawing (other than that which refinances the Existing Indebtedness) coincides with the due date for payment by the relevant Borrower of the relevant Installment of the relevant Vessel under its Building Contract and that Drawing will be applied in payment of that Installment; and

3.3.5	that Drawing (other than that which refinances the Existing Indebtedness) will be applied in or towards payment of one of the following Installments of the Contract Price of the relevant Vessel under the relevant Building Contract and shall amount to a maximum of the sum set out below opposite the relevant Installment and always subject to Clause 3.3.3:

Per cent
	(%) of			Total
	Contract		Equity	amount of
Installment	Price	Drawing	Portion	Installment
first installment (on signing of Building Contract)	10%	$2,812,500 (re-financed under the Existing Indebtedness) (“First Drawing A”)	$887,500	$3,700,000 (“First Installment”)

	Per cent
	(%) of			Total
	Contract		Equity	amount of
Installment	Price	Drawing	Portion	Installment
second installment (9 months from signing of Building Contract)	15%	$4,218,750 (and $2,812,500 (re-financed under the Existing Indebtedness) (the “First Drawing B” and together with the First Drawing A, the “First Drawing”)	$1,331,250	$5,550,000 (“Second Installment”)
(on or about January 2010)	2.7%	—	$1,000,000	$1,000,000
third installment (upon steel cutting)	20%	$5,071,607 (“Second Drawing”)	$2,328,393	$7,400,000 (“Third Installment”)
fourth installment (upon keel laying)	17.3%	$4,388,571 (“Third Drawing”)	$2,011,429	$6,400,000 (“Fourth Installment”)
fifth installment (on Delivery Date)	35%	$7,508,571 (“Fourth Drawing”)	$3,441,429	$10,950,000 (“Fifth Installment”)
Seller’s Credit	—	—	—	$2,000,000

Total	100%	$24,000,000	$11,000,000	$37,000,000

3.4	Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent), save that references in that Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to a Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5	Delivery conditions precedent Whether or not a Drawing is advanced on a Delivery Date, the Borrowers undertake to deliver or to cause to be delivered to the Agent on each Delivery Date the additional documents and other evidence listed in Part III of Schedule 2 (Delivery conditions precedent), save that references in that Part III to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel being delivered on that Delivery Date.

3.6	Delivery conditions subsequent Whether or not a Drawing is advanced on a Delivery Date, the Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, each Delivery Date the additional documents and other evidence listed in Part IV of Schedule 2 (Delivery conditions subsequent), save that references in that Part IV to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel delivered on that Delivery Date.

3.7	No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 (Conditions precedent) and/or Clause 3.5 (Delivery conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the relevant Drawdown Date or such other date specified by the Agent.

The advance of a Drawing under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clauses 3.1 (Conditions precedent) and 3.5 (Delivery conditions precedent).

3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:
3.8.1	be in form and substance acceptable to the Agent; and

3.8.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.
4	Advance
4.1	Drawdown Request The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.

4.2	Lenders’ participation Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date.
5	Repayment
5.1	Repayment of each Vessel Loan The Borrowers agree to repay:
5.1.1	Vessel Loan A to the Agent for the account of the Lenders by thirty nine (39) consecutive quarterly installments, the first twelve (12) such installments each in the sum of three hundred and sixty two thousand five hundred Dollars ($362,500), the following twelve (12) such installments each in the sum of three hundred and eighty seven thousand five hundred Dollars ($387,500), the following fourteen (14) such installments each in the sum of four hundred thousand Dollars ($400,000) and the thirty-ninth and final such installment in the sum of nine million four hundred thousand Dollars ($9,400,000) (comprising an installment of four hundred thousand Dollars ($400,000) and a balloon payment of nine million Dollars

($9,000,000) (the “Balloon A”)), the first such installment falling due on the date which is three calendar months after the Delivery Date in respect of the Vessel with Builder’s hull number H-4023 and subsequent installments falling due at consecutive intervals of three calendar months thereafter and the final Repayment Date in respect thereof falling not later than the Final Maturity Date; and

5.1.2	Vessel Loan B to the Agent for the account of the Lenders by thirty four (34) consecutive quarterly installments, the first twelve (12) such installments each in the sum of three hundred and sixty two thousand five hundred Dollars ($362,500), the following twelve (12) such installments each in the sum of three hundred and eighty seven thousand five hundred Dollars ($387,500), the following nine (9) such installments each in the sum of four hundred thousand Dollars ($400,000) and the thirty-fourth and final such installment in the sum of eleven million four hundred thousand Dollars ($11,400,000) (comprising an installment of four hundred thousand Dollars ($400,000) and a balloon payment of eleven million Dollars ($11,000,000) (the “Balloon B” and together with the Balloon A, the “Balloons” and each a “Balloon”), the first such installment falling due on the date which is three calendar months after the Delivery Date in respect of the Vessel with Builder’s hull number H-4029 and subsequent installments falling due at consecutive intervals of three calendar months thereafter and the final Repayment Date in respect thereof falling not later than the Final Maturity Date.
5.2	Reduction of Repayment Installments If the aggregate amount advanced to the Borrowers in respect of a Vessel Loan is less than twenty four million Dollars ($24,000,000), the amount of the relevant Balloon shall be reduced by the difference between the amount of twenty four million Dollars ($24,000,000) and the amount actually advanced in respect of that Vessel Loan.

5.3	Reborrowing The Borrowers may not reborrow any part of a Vessel Loan which is repaid or prepaid.

5.4	Cash Sweep Commencing from the Delivery Date of each Vessel, each Vessel’s Excess Cash Flow shall be retained in the relevant Earnings Account for application in reduction of the relevant Balloon and such amount shall be applied towards reduction of the relevant Balloon quarterly in arrears, falling after the relevant Delivery Date and shall be paid to the Lender on each applicable Repayment Date together with the applicable Repayment Installment. The Borrowers shall provide the Lender, on a quarterly basis, five days prior to each Repayment Date, with a certificate showing the Earnings of the Vessel in question for the preceding three months period, less the Debt Service, the Operating Expenses and the Minimum Liquidity Reserve, in order for the Excess Cash Flow to be established.
6	Prepayment
6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:
6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3	the Borrowers shall repay that Lender’s Commitment in respect of each Vessel Loan (to the extent already advanced) on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Installments in respect of that Vessel Loan shall be reduced pro rata.
6.2	Voluntary prepayment of a Vessel Loan The Borrowers may prepay the whole or any part of either Vessel Loan (but, if in part, being an amount that reduces that Vessel Loan by a minimum amount of $500,000 or integral multiples thereof) subject as follows:
6.2.1	they give the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice;

6.2.2	no prepayment may be made until after the Availability Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall be applied in prepayment of the remaining Repayment Installments in respect of that Vessel Loan pro rata.

6.3	Mandatory prepayment on sale or Total Loss or change in the ownership or control of a Borrower If a Vessel is sold by a Borrower or becomes a Total Loss or a Borrower changes its ultimate beneficial ownership or control from that advised to the Agent at the date of this Agreement, without the prior written consent of the Lenders, the Borrowers shall, simultaneously with any such sale or change in ultimate ownership control or within one hundred and eighty (180) days after any such Total Loss, prepay the whole of the Vessel Loan then outstanding in relation to that Vessel or in the case of a change in ultimate beneficial ownership or control of a Borrower shall prepay the whole of the Loan forthwith. Any such prepayment shall be applied in prepayment of the remaining Repayment Installments in respect of that Vessel Loan in inverse order of maturity.

6.4	Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.
7	Interest
7.1	Interest Periods The period during which each Vessel Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three or six months’ duration, as selected by the Borrowers by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2	Beginning and end of Interest Periods Each Interest Period shall start on the first Drawdown Date of the relevant Vessel Loan or (if a Drawing of that Vessel Loan is already advanced) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the first Drawdown Date of that Vessel Loan or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3	Second and subsequent Drawings If the second or any subsequent Drawing of a Vessel Loan is made otherwise than on the first day of an Interest Period for the balance of that Vessel Loan, there shall be a separate initial Interest Period for that Drawing commencing on its Drawdown Date and expiring on the final date of the then current Interest Period for the balance of that Vessel Loan.

7.4	Interest Periods to meet Repayment Dates If an Interest Period would otherwise expire after the next Repayment Date in respect of the relevant Vessel Loan, there shall be a separate Interest Period for a part of that Vessel Loan equal to the relevant Repayment Installment which shall expire on the next Repayment Date and the Interest Period determined shall apply only to the balance of that Vessel Loan.

7.5	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.6	Interest rate During each Interest Period interest shall accrue on each Vessel Loan at the rate determined by the Agent to be the aggregate of (a) the Margin, and (b) LIBOR and (c) the Mandatory Cost, if any.

7.7	Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods) the interest rate applicable shall be the rate determined by the Agent in accordance with Clause 7.6 (Interest rate) for an Interest Period of such duration (not exceeding three months) as the Agent may select.

7.8	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.9	Default interest If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the aggregate of (a) two point five per cent (2.5%), (b) the Margin and (c) LIBOR for such period, in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.9 shall be immediately payable by that Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.10	Actual rate
7.10.1	(a) If at any time the Agent determines at its absolute discretion (which determination shall be final and conclusive and binding on the Borrowers) that the actual rate quoted to the Agent by the Lenders in the ordinary course of its business (including, without limitation, broker quotes to the Agent of funding rates available in the European financial markets) to fund the Loan (or any part of it) for the relevant Interest Period is higher than the rate appearing on BBA Page LIBOR 01 determined under paragraph (a) of the definition of LIBOR in Clause 1 for that Interest Period or (b) if no rate is quoted on BBA Page LIBOR 01 at 11:00 a.m. on the Determination Date for the relevant Interest Period, the Agent shall as soon as practicable, and in any event no later than the first day of that Interest Period, give notice to the Borrowers of the rate quoted to that Lender in the ordinary course of its business (including, without limitation, broker quotes to the Agent of funding rates available in the European financial markets) to fund the Loan (or any part of it) for that Interest Period.

7.10.2	Where the Agent provides the Borrowers with a rate under Clause 7.10.1, that rate (the “Actual Rate”) shall apply for the relevant Interest Period.

7.10.3	For the purposes of this Clause 7.10, the Agent may determine its funding rate for the relevant Interest Period by obtaining one or more broker quotes in the ordinary course of its business and where more than one such quote is obtained then the weighted average of quotes obtained by the Agent shall prevail and the Borrowers will pay all the costs and expenses of the average of each of the Lender’s funding cost on the Agent’s first demand. For the avoidance of doubt, the funding rate determined by the Agent shall be deemed to be the benchmark in substitution of BBA Page LIBOR 01 for the relevant Interest Period, however, there shall be no obligation on the Agent to actually refinance on a back-to-back basis its funding for the relevant Interest Period as a condition to such substitution.

7.10.4	The Actual Rate that shall apply for the relevant Interest Period in accordance with this Clause 7.10 shall not be higher than the actual rate that has been quoted to the Agent under Clause 7.10.1.

7.10.5	if, within thirty (30) days of the giving of the notice referred to in Clause 7.10.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will immediately prepay the relevant Commitment in that Vessel Loan, together with any Break Costs and the remaining Repayment Installments in respect of that Vessel Loan shall be reduced pro rata.
7.11	Material adverse change If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting global economic and political developments or the international money and capital markets, the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event and the Agent on behalf of the Lenders will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the terms of this Agreement which is financially a substantial equivalent to the basis provided for in this Agreement, any substitute basis agreed pursuant this Clause shall be binding on all the parties to this Agreement and shall apply to all Commitments in that Vessel Loan and if, within thirty (30) days of the giving of the notice referred to in this Clause, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the terms of this Agreement, the Borrowers will immediately prepay the Loan, together with any Break Costs.

7.12	Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7.12 and each such determination shall (save in the case of manifest error) be final and conclusive.
8	Indemnities
8.1	Transaction expenses The Borrowers will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Finance Parties or any of them in connection with:
8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.
8.2	Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, a Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3	Break Costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period in respect of the same, or any other payment under or in relation to the

Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:
8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4	the manner in which a Finance Party allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;
and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:
8.6.1	compensated for by a payment made under Clause 8.10 (Taxes); or

8.6.2	compensated for by a payment made under Clause 17.3 (Grossing-up); or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.
8.7	Events of Default The Borrowers shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses, costs and liabilities incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8	Enforcement costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

8.9	Other costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand of the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

8.10	Taxes The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

8.11	Basel II In relation to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, a Finance Party or any holding company of a Finance Party), if this gives rise to a change in the Risk Asset Weighting of a Finance Party’s actual or notional rate of return from the Loan then the amount of any reduction of the Finance Party’s rate of return from the Loan will be payable by the Borrowers. The Agent shall consult with the Borrowers in relation to the effect of the implementation of Basel II.
9	Fees
9.1	Commitment fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of one per cent (1%) per annum on the undrawn amount of the Loan from time to time from the date of this Agreement until the earlier of the Drawdown Date in respect of the final Drawing and the Availability Termination Date. The accrued commitment fee is payable on the last day of each successive period of three months from the date of this Agreement and on the Availability Termination Date.

9.2	Agency fee The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

9.3	Amendment Fee The Borrowers shall pay to the Agent a non refundable amendment fee in the amount and at the times agreed in the Fee Letter.
10	Security and Application of Moneys
10.1	Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent (in the case of Clause 10.1.3, at any time during the Facility Period, to be determined by the Security Agent) the following documents in such forms and containing such terms and conditions as the Security Agent shall require:
10.1.1	first priority deeds of assignment of the Building Contracts and the Refund Guarantees;

10.1.2	a guarantee and indemnity from the Corporate Guarantor;

10.1.3	first priority pledges of all the issued shares of the Borrowers;

10.1.4	first preferred or statutory mortgages over the Vessels together with collateral deeds of covenants, if applicable;

10.1.5	first priority deeds of assignment of the Insurances, Earnings, Charters, and Requisition Compensation of the Vessels;

10.1.6	first priority deeds of charge over the Accounts and all amounts from time to time standing to the credit of the Accounts; and

10.1.7	a guarantee and indemnity from each of the Personal Guarantors;
10.2	Accounts The Borrowers shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Minimum Liquidity Reserve Each Borrower shall, at all times during the Facility Period, maintain at its Earnings Account the Minimum Liquidity Reserve.

10.4	Earnings The Borrowers shall procure that all Earnings and any Requisition Compensation are credited to the relevant Earnings Account.

10.5	Transfers to Retention Account In respect of each Vessel Loan, on the day in each calendar month during the Facility Period which numerically corresponds to the relevant first Drawdown Date (or, if there is no such day, on the last Business Day of that month), the Borrowers shall procure that there is transferred from the Earnings Accounts or either of them to the Retention Account:
10.5.1	one-third of the amount of the Repayment Installment in respect of the relevant Vessel Loan due on the next Repayment Date for the relevant Vessel Loan (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

10.5.2	the amount of interest due on the next Interest Payment Date in respect of the relevant Vessel Loan (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date for that Vessel Loan (or, if none, the first Drawdown Date for that Vessel Loan) and that next Interest Payment Date, and the Borrowers irrevocably authorise the Agent to instruct the Account Holder to make those transfers.

10.6	Additional payments to Retention Account If for any reason the amount standing to the credit of the relevant Earnings Accounts is insufficient to make any transfer to the Retention Account required by Clause 10.5 (Transfers to Retention Account), the Borrowers shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Accounts or the relevant one of them, an amount equal to the amount of the shortfall.

10.7	Application of Retention Account The Borrowers shall procure that there is transferred from the Retention Account to the Agent:
10.7.1	on each Repayment Date, the amount of the Repayment Installment then due; and

10.7.2	on each Interest Payment Date, the amount of interest then due, and the Borrowers irrevocably authorises the Agent to instruct the Account Holder to make those transfers.

10.8	Borrowers’ obligations not affected If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any Repayment Installment or to make any payment of interest when due, the Borrowers’ obligation to pay that Repayment Installment or to make that payment of interest shall not be affected.

10.9	Restriction on withdrawal During the Facility Period no sum may be withdrawn from any of the Accounts (except in accordance with this Clause 10) without the prior written consent of the Agent.

10.10	Access to information The Borrowers agree that the Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waive any right of confidentiality which may exist in relation to those records.

10.11	Statements Without prejudice to the rights of the Agent under Clause 10.10 (Access to information), the Borrowers will procure that the Account Holder provides to the

Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of the Accounts during the immediately preceding calendar month.

10.12	Application after acceleration From and after the giving of notice to the Borrowers by the Agent under Clause 13.2 (Acceleration), the Borrowers shall procure that all sums from time to time standing to the credit of any of the Accounts are immediately transferred to the Agent for application in accordance with Clause 10.13 (General application of moneys) and the Borrowers irrevocably authorise the Agent to make those transfers and to instruct the Account Holder to make those transfers.

10.13	General application of moneys Each Borrower, subject to Clause 10.14 (Application of moneys on sale or Total Loss), irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive:
10.13.1	pursuant to a sale or other disposition of its Vessel or any right, title or interest in its Vessel; or

10.13.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter or Requisition Compensation of its Vessel; or

10.13.3	by way of transfer of any sum from any of the Accounts; or

10.13.4	otherwise arising under or in connection with any Security Document, in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may determine.
10.14	Application of moneys on sale or Total Loss Each Borrower irrevocably authorises the Agent and the Security Agent to apply all sums which any of them may receive pursuant to a sale by that Borrower of its Vessel or a Total Loss of its Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrowers’ obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

10.15	Additional security If at any time after the relevant Delivery Date the aggregate of the Market Value of a Vessel and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.15 is less than (a) one hundred and ten per cent (110%) of the applicable Vessel Loan from the relevant Delivery Date until the fifth anniversary of that Delivery Date and (b) one hundred and twenty per cent (120%) of the applicable Vessel Loan from the fifth anniversary of the relevant Delivery Date until the end of the Facility Period, the Borrowers shall, within thirty (30) days of the Agent’s request, at the Borrowers’ option:
10.15.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.15.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

10.15.3	prepay the amount of the Indebtedness in respect of that Vessel Loan which will ensure that the aggregate of the Market Value of the Vessel and the value of any such additional security in respect of that Vessel is not less than (a) one hundred and ten per cent (110%) of the applicable Vessel Loan from the relevant Delivery Date until the fifth anniversary of that Delivery Date and (b) one hundred and twenty per cent (120%) of the applicable Vessel Loan from the fifth anniversary of the relevant Delivery Date until the end of the Facility Period.
Clauses 5.3 (Reborrowing), 6.2.3 (Voluntary prepayment of a Vessel Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.15 and the value of any additional security provided shall be determined as stated above.
11	Representations
11.1	Representations The Borrowers make the representations and warranties set out in this Clause 11.1 to each Finance Party on the date of this Agreement.
11.1.1	Status Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:
(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets, and in borrowing the Loan, the Borrowers are acting for their own account.

11.1.4	Power and authority Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:
(a)	to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Parts II and IV of Schedule 2 (Conditions subsequent and Delivery conditions subsequent).

11.1.6	Governing law and enforcement The choice of English law as the governing law of any Finance Document expressed to be governed by English law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7	Deduction of Tax No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8	No filing or stamp taxes Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

11.1.10	No misleading information Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided.

11.1.11	Pari passu ranking The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12	No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrowers’ knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13	Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.1.14	No established place of business in the UK or US No Security Party has an established place of business in the United Kingdom or the United States of America.

11.1.15	Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.
11.2	Repetition Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.
12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.
12.1	Information Undertakings
12.1.1	Financial Statements The Borrowers shall supply to the Agent and shall procure that the Corporate Guarantor supplies to the Agent as soon as the same become available, but in any event within 180 days after the end of each of its financial years, each Borrower’s and the Corporate Guarantor’s audited consolidated financial and cash flow statements for that financial year, together with a Compliance Certificate, signed by two directors of the relevant Borrower and the Corporate Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial and cash flow statements were drawn up.

12.1.2	Requirements as to Financial Statements Each set of Financial Statements delivered by the Borrowers under Clause 12.1.1 (Financial Statements):
(a)	shall be certified by a director of the relevant Borrower as fairly representing its financial condition as at the date as at which those Financial Statements were drawn up; and

(b)	shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of Financial Statements, the relevant Borrower notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the relevant Borrower’s auditors deliver to the Agent:
(i)	a description of any change necessary for those Financial Statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those Financial Statements and that indicated in the Original Financial Statements.
12.1.3	Interim Financial Statements The Borrowers shall supply to the Agent and shall procure that the Corporate Guarantor supplies to the Agent as soon as the same become available, but in any event within 90 days after the end of each half-year during each of its financial half-years, each

Borrower’s and the Corporate Guarantor’s management prepared half-years management accounts for that half-year.

12.1.4	Information: miscellaneous The Borrowers shall supply and shall procure that the Corporate Guarantor shall also supply to the Agent:
(a)	all documents dispatched by a Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

(c)	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses and details of the operating costs of a Vessel.
12.1.5	Notification of default
(a)	The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
12.1.6	“Know your customer” checks If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.7	Pledge over the Borrowers’ Shares The Borrowers shall procure the execution and delivery to the Agent forthwith upon the Agent’s first request in writing the Shares Pledges and any and all information and documentation collateral thereto and shall procure that, save for the Shares Pledges, there shall be no Encumbrances over the security contemplated by the Shares Pledges during the Facility Period.
12.2	Financial covenants
12.2.1	The Borrower shall procure that, the Corporate Guarantor shall at all times during the Facility Period:
(a)	maintain Leverage which does not exceed 75%; and

(b)	maintain a minimum Market Net Worth of not less than sixty million Dollars ($60,000,000); and

(c)	maintain Minimum Liquidity at least equal to five per cent (5%) of the Total Debt.
The financial covenants contained in this Clause 12.2.1 shall be tested semi-annually on the basis of the annual or semi-annual Financial Statements provided under Clause 12.1.1 and Clause 12.1.3 and shall be confirmed in the relevant Compliance Certificate.

12.2.2	The expressions used in Clause 12.2.1 shall be construed in accordance with GAAP, and for the purposes of this Agreement:

“Current Assets” means, in respect of the Corporate Guarantor, the aggregate (as of the date of calculation) of the Corporate Guarantor’s cash, marketable securities, trade and other receivables realisable within one year, inventories and prepaid expenses which are to be charged to income within one year as well as any other assets listed under the definition of Current Assets on the basis of the annual or semi-annual Financial Statements provided under Clause 12.1.1 and Clause 12.1.3

“Debt” means the aggregate (as of the date of calculation) of all obligations of the Corporate Guarantor then outstanding for the payment or repayment of money as stated in the Financial Statements then most recently required to be delivered pursuant to Clause 12.1.1 or Clause 12.1.3 including, without limitation:
(a)	any amounts payable by the Corporate Guarantor under leases or similar arrangements over their respective periods;

(b)	any credit to the Corporate Guarantor from a supplier of goods or under any installment purchase or other similar arrangement;

(c)	the aggregate amount then outstanding of liabilities and obligations of third parties to the extent that they are guaranteed by the Corporate Guarantor;

(d)	any contingent liabilities (including any taxes or other payments under dispute or arbitration) which have been or, under GAAP, should be recorded in the notes to the Corporate Guarantor’s Financial Statements;

(e)	any deferred tax liabilities; and

(f)	any and all overdraft facilities.
“Fleet Vessels” means the Vessels and any other vessel from time to time directly or indirectly owned by the Corporate Guarantor and/or a Subsidiary of the Corporate Guarantor (each a “Fleet Vessel”).

“Leverage” means the ratio of Total Debt divided by the Total Assets.

“Market Net Worth” means the Total Assets less Total Debt.

“Minimum Liquidity” means the sum of cash and cash equivalents excluding restricted cash, as such term is defined in the applicable Financial Statements.

“Subsidiaries” means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise and “Subsidiary” means any one of them.

“Total Assets” means the aggregate of: (a) the Current Assets, (b) the aggregate of the relevant yard installments advanced to the relevant builder(s) for the Fleet Vessels under construction and (c) the remaining Fleet Vessels adjusted for their Market Value.

“Total Debt” means the aggregate (as of the date of calculation) of all those component parts of the Debt which fall due after the respective dates of the agreements providing for such component parts of the Debt (including for the avoidance of doubt the current portion of such Debt) as stated in the Financial Statements then most recently required to be delivered pursuant to Clause 12.1.1 or Clause 12.1.3.

12.3	General undertakings
12.3.1	Authorisations The Borrowers shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

12.3.2	Compliance with laws Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.3.3	Conduct of business Each Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4	Evidence of good standing The Borrowers will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5	Borrowers’ ownership Subject only to the transfer contemplated by Clause 13.1.24, the Borrowers will procure that each of the Borrowers remain one hundred per cent (100%), directly or indirectly, owned by the Corporate Guarantor.

12.3.6	Subordination Each Borrower undertakes that all shareholder’s loans made to the Borrowers and all claims of the Corporate Guarantor against the Borrowers and any sums owed to the Managers are fully subordinated to the Indebtedness.

12.3.7	Negative pledge and no disposals Neither Borrower shall without the prior written consent of the Agent create nor permit to subsist any Encumbrance or other third party rights over any of its present or future assets or undertaking nor dispose of any those assets or of all or part of that undertaking.

12.3.8	Merger Neither Borrower shall without the prior written consent of the Agent enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.9	Change of business Neither Borrower shall without the prior written consent of the Agent make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.10	No other business Neither Borrower shall without the prior written consent of the Agent engage in any business other than the ownership, operation, chartering and management of its Vessel.

12.3.11	No place of business in UK or US Neither Borrower shall have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.3.12	No borrowings Neither Borrower shall without the prior written consent of the Agent borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan) nor incur any obligations under leases.

12.3.13	No substantial liabilities Except in the ordinary course of business, neither Borrower shall without the prior written consent of the Agent incur any liability to any third party which is in the Agent’s opinion of a substantial nature.

12.3.14	No loans or other financial commitments Neither Borrower shall without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel, not exceeding the Threshold

Amount. Loans made by a Borrower in the ordinary course of business in connection with the chartering, operation or repair of its Vessel exceeding the Threshold Amount, require the prior written consent of the Agent.

12.3.15	No dividends Neither Borrower shall without the prior written consent of the Agent (such consent not to be unreasonably withheld) pay any dividends or make any other distributions of a revenue or capital nature to shareholders or issue any new shares.

12.3.16	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.3.17	No change in Relevant Documents The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

12.3.18	No change in ownership or control of a Borrower or Corporate Guarantor Save for the transfer contemplated by Clause 13.1.24, neither Borrower shall, and shall procure that the Corporate Guarantor shall not, permit any change in its beneficial ownership and control from that advised to the Agent at the date of this Agreement.

12.3.19	No transactions The Borrowers shall not, and shall procure that the Corporate Guarantor shall not, enter into any transactions with any other affiliated or associated company without the prior written consent of the Agent, unless it is reasonably incurred in the normal course of its business.

12.3.20	No security interest Each Borrower shall not, and shall procure that the Corporate Guarantor shall not, create any form of security interest or quasi security interest over any of its assets or revenue without the prior written consent of the Agent unless it is reasonably incurred in the normal course of its business.

12.3.21	Evidence of payment of Equity Portion The Borrowers shall provide to the Agent evidence, in a form and substance acceptable to the Agent in its discretion, that, any Equity Portion has been paid to the Agent one day prior to the Drawdown Date for remittance to the Builder with the relevant portion of the Loan and that it is fully subordinated to the Loan.

12.3.22	Loans Administration Form The Borrowers shall provide a completed loans administration form (as provided by the Agent and substantially in the form set out in Schedule 7) which, inter alia, shall provide the Agent with the list of authorised persons (“Authorised Persons”) who, on behalf of the Security Parties, may make any information request or communicate generally with the Agent in relation to the ongoing administration of the Loan by the Agent throughout the Facility Period. The Authorised Persons shall also be the point of first contact with the Security Parties for the Agent in relation to the administration of the Loan. The list of Authorised Persons may only be amended and/or varied by an Authorised Person or Director of the relevant Security Party.
12.4	Vessel undertakings
12.4.1	No sale of Vessel Neither Borrower shall sell or otherwise dispose of its Vessel or any shares in its Vessel nor agree to do so without the prior written consent of the Agent, save as provided in the Charter, pursuant to Clauses 3.1 and 3.4 evidencing the Minimum Charter Requirements.

12.4.2	No chartering after Event of Default Following the occurrence and during the continuation of an Event of Default neither Borrower shall without the prior written consent of the Agent let its Vessel on charter or renew or extend any charter or other contract of employment of its Vessel (nor agree to do so).

12.4.3	No change in management Each Borrower shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, the Management Agreement in respect of its Vessel and neither Borrower shall without the prior written consent of the Agent permit the Managers to sub-contract or delegate the commercial or technical management of its Vessel to any third party.

12.4.4	Registration of Vessel Each Borrower undertakes to register and maintain the registration of its Vessel under an Approved Flag for the duration of the Facility Period unless the Agent agrees otherwise in writing.

12.4.5	Evidence of current COFR Each Borrower will, if and for so long as its Vessel trades in the United States of America and Exclusive Economic Zone

(as defined in the United States Oil Pollution Act 1990), obtain, retain and provide the Agent with a copy of, a valid Certificate of Financial Responsibility for its Vessel under that Act and will comply strictly with the requirements of that Act.
12.4.6	ISM Code compliance Each Borrower will:
(a)	procure that its Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for its Vessel throughout the Facility Period and provide a copy to the Agent;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Agent; and

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of its Vessel or of the DOC of the ISM Company.
12.4.7	ISPS Code compliance Each Borrower will:
(a)	for the duration of the Facility Period comply with the ISPS Code in relation to its Vessel and procure that its Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for its Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC of its Vessel.
12.4.8	Annex VI compliance Each Borrower will:
(a)	for the duration of the Facility Period comply with Annex VI in relation to its Vessel and procure that its Vessel’s master and crew are familiar with, and that its Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for its Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC of its Vessel.
12.4.9	Physical inspection The Agent shall be entitled to physically inspect each Vessel, and the relevant Borrower shall bear the cost of such inspection not more than once every calendar year, provided that the Vessel in question is found to be in satisfactory condition according to the reasonable opinion of the Agent. If the Vessel in question is not found to be in satisfactory condition according to the reasonable opinion of the Agent, or there is an Event of Default which is continuing, then the relevant Borrower shall bear the cost of any further inspection of that Vessel at any time.

12.4.10	Minimum Charter Requirements Each Borrower shall comply with the Minimum Charter Requirements for the duration of the Facility Period and the Charter evidencing such Minimum Charter Requirements shall be in force prior to the first Drawdown Date.
13	Events of Default
13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.
13.1.1	Non-payment The Borrowers do not pay on the due date any amount payable by them under a Finance Document at the place at and in the currency in which it is expressed to be payable.

13.1.2	Other obligations A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

13.1.3	Misrepresentation Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of a Security Party:
(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.
13.1.5	Insolvency
(a)	A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any Financial Indebtedness of a Security Party.
13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party, or any analogous procedure or step is taken in any jurisdiction.
13.1.7	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

13.1.8	Change in ownership or control of a Borrower There is any change in the beneficial ownership or control of a Borrower from that advised to the Agent by the Borrowers at the date of this Agreement.

13.1.9	Repudiation A Security Party or any other person (except a Finance Party) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

13.1.10	Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.4 (Conditions subsequent) and/or Clause 3.6 (Delivery Conditions Subsequent) is not satisfied within the time reasonably required by the Agent.

13.1.12	Revocation or modification of authorisation Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

13.1.13	Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.15	Loss of Vessel A Vessel suffers a Total Loss or is otherwise destroyed, abandoned, confiscated, forfeited or condemned as prize, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default if:
(a)	that Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)	payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and eighty (180) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

13.1.16	Challenge to registration The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

13.1.17	War The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.18	Notice of termination The Corporate Guarantor and/or each of the Personal Guarantors gives notice to the Security Agent to terminate its respective obligations under the Corporate Guarantee and/or a Personal Guarantee.

13.1.19	Death of Personal Guarantor A Personal Guarantor dies or becomes of unsound mind and the Borrowers do not procure that, within twenty-one (21) days of being required to do so by the Agent, the Agent is provided with a replacement guarantee and indemnity and/or other additional security for the payment of the Indebtedness in form and substance acceptable to the Agent.

13.1.20	Builder and Refund Guarantor Before the Delivery Date, any of the circumstances set out in Clause 13.1.5 or 13.1.6 occurs in relation to the Builder or the Refund Guarantor.

13.1.21	No issue of a Refund Guarantee The Borrowers do not deliver or cause to be delivered to the Agent a Refund Guarantee which is to the Agent’s satisfaction.

13.1.22	Building Contract and Refund Guarantees At any time during the Facility Period the Building Contract or any of the Refund Guarantees is terminated, revoked, cancelled or repudiated or otherwise ceases to remain in full force and effect.

13.1.23	Material adverse change Any event or series of events occurs which, in the opinion of the Agent, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

13.1.24	Non transfer of beneficial ownership The 100% beneficial ownership of a Borrower is not transferred from the Corporate Guarantor to Newlead Holdings Ltd. of Bermuda the latest by 31 October 2010.
13.2	Acceleration If an Event of Default is continuing the Agent may by notice to the Borrowers cancel any part of the Maximum Loan Amount not then advanced and:
13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.
14	Assignment and Sub-Participation
14.1	Lenders’ rights A Lender may, at its own expense, assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or affiliate of that Lender or to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment.

14.2	Borrowers’ co-operation The Borrowers will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorise any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which any Finance Party may in its discretion consider necessary or desirable.

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.
14.4	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:
14.4.1	to the extent that that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender
PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:
(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of $1,000 Dollars; and

(c)	the number of Lenders does not exceed five at any time.
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

14.5	Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that

Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrowers No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
15	The Agent, the Security Agent and the Lenders
15.1	Appointment
15.1.1	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2	Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3	Except where the context otherwise requires, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.
15.2	Authority Each Lender irrevocably authorises the Agent (subject to Clauses 15.4 (Limitations on authority) and 15.18 (Instructions)):
15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the unanimous instructions from time to time of the Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the unanimous instructions from time to time of the Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.
The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3	Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:
15.3.1	the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2	the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.
The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:
15.4.1	release or vary any security given for the Borrowers’ obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	change the meaning of the expressions “Majority Lenders” or “Margin”; nor

15.4.4	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.8	agree to amend this Clause 15.4.
15.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:
15.6.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.
Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:
15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.
15.8	The Agent’s rights The Agent may:
15.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent’s duties The Agent shall:
15.9.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.
15.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11	Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12	Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

15.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 (Fees) and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.15	Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 (Distribution of payments) before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 (Rescission of Excess Amount) as the “Excess Amount”) then:
15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.
However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 (Redistribution of payments) shall apply only to the retained amount.

15.18	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20	“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21	Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrowers and the Lenders notice of its intention to do so, in which event the following shall apply:
15.21.1	the Lenders may within thirty (30) days after the date of the Agent’s notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Lenders;

15.21.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4	the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.
15.22	No fiduciary relationship Except as provided in Clauses 15.3 (Trust) and 15.14 (Distribution of payments), the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.
16	Set-Off
16.1	Set-off A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to either Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
17	Payments
17.1	Payments Each amount payable by a Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Finance Document shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3	Grossing-up If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent and, simultaneously with that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6	Control Account The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.
18	Notices
18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:
18.2.1	in the case of the Borrowers, c/o Newfront Shipping S.A., 83 Akti Miaouli & Flessa, Piraeus GR 185 38, Greece (fax no: +30 210 42 88 503) marked for the attention of Mr. Michalis Livanos;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1 (The Lenders and the Commitments);

18.2.3	in the case of the Agent, to the Agent at its address at the head of this Agreement (fax no: +49 69 97 7688) marked for the attention of Loan Administration Department, together with a copy to DVB Bank SE, Representative Office Greece (fax no: +30 210 455 74 20); and

18.2.4	in the case of the Security Agent, to the Security Agent at its address at the head of this Agreement (fax no: +44 207 618 9652) marked for the attention of Loan Administration Department, together with a copy to DVB Bank SE, Representative Office Greece (fax no: +30 210 455 74 20);
or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:
18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrowers shall be sent through the Agent.

18.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:
18.5.1	in English; or

18.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Joint and several liability
21.1	Nature of liability The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with the other Borrower for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:
21.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to the other Borrower or any other Security Party under or in connection with any Finance Document;

21.1.2	any amendment, variation, novation or replacement of any other Finance Document;

21.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to the other Borrower or any other Security Party for any reason;

21.1.4	the winding-up or dissolution of the other Borrower or any other Security Party;

21.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, the other Borrower or any other Security Party; or

21.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.
21.2	No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

21.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

21.2.2	exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

21.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

21.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

21.2.5	unless so directed by the Agent (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Finance Party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.
22	Miscellaneous
22.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

22.2	Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

22.3	Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

22.4	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

22.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

22.6	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
23	Law and Jurisdiction
23.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

23.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3	Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4	Waiver of objections Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, each Borrower:
23.5.1	irrevocably appoints Holman Nominees Limited, Marlow House, Lloyds Avenue, London EC3N 3AL, England (tel.: + 44 (0) 20 7488 2300 / Fax: + 44 (0) 20 7481 0316) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify a Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: The Lenders and the Commitments
Names

DVB BANK SE	$18,990,000
Platz der Republik 6 D-60325 Frankfurt am Main Federal Republic of Germany

Fax No.: +49 69 97 504 526 Attention: Loans Administration Department

With copy to:
DVB BANK SE Representative office 95 Akti Miaouli Piraeus 185 38 Greece

Fax No.: +30 210 429 1284 Attention: Representative Office Greece

NORD/LB	$17,065,000
Norddeutsche Landesbank Girozentrale International Shipping Group Ship and Aircraft Finance Department Internal Post Code 2214/4629 Friedrichswall 10 30159 Hannover, Germany

EMPORIKI BANK OF GREECE S.A.	$11,945,000
11, Sofokleous Street, Athens, Greece, and acting through its office at 1 Korai Street, Athens 10564, Greece

SCHEDULE 2: Conditions Precedent and Subsequent
Part I: Conditions precedent
1	Security Parties
(a)	Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.
(d)	Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(e)	Officer’s certificates A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(f)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

(g)	Capital structure, equity and debt finance Evidence, in form and substance satisfactory to the Agent, of the capital structure of the Borrowers and the Corporate Guarantor evidencing that the Borrowers and the Corporate Guarantor have, in the opinion of the Agent, sufficient equity and debt finance commitments from other sources in order to fulfil the Borrowers’ obligations under the Building Contracts.

(h)	Beneficial ownership Evidence in form and substance satisfactory to the Agent of the beneficial ownership of each Borrower and the Agent will not make any Drawings available (other than the First Drawing), unless Newlead Holdings Ltd. is the ultimate beneficial owner of all the shares in the each Borrower.
2	Security and related documents
(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:
(i)	the Building Contract, evidencing the Contract Price;

(ii)	the notice or invoice issued by the Builder and countersigned by the Vessel’s classification society evidencing the obligation of the Borrower to pay the relevant installment to the Builder under the Building Contract on a date no later than the proposed Drawdown Date of the Drawing in question; and

(iii)	the duly executed original Charter, evidencing the Minimum Charter Requirements.
(b)	Security Documents The Building Contract Assignments, the Corporate Guarantee, the Personal Guarantees, the Accounts Charges (if required by the Agent at this stage), the Share Pledges and the Assignment in respect of any Charter, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(c)	Refund Guarantee The original Refund Guarantee, duly executed in form and substance satisfactory to the Agent.

(d)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(e)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Agent may require.

(f)	Valuation A valuation not older than two weeks prior to the relevant Drawdown Date, based on a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer of the Vessel, addressed to and acceptable to the Agent and conclusively determined on the basis of the average of valuations provided by two reputable, independent and first class firm of shipbrokers appointed by the Agent. If the two valuations differ by a margin of over 15% then a third shipbroker shall be appointed by the Agent and the market value shall be the average of the three valuations.

(g)	Equity Portion Evidence satisfactory to the Agent that any Equity Portion has been paid to the Agent fifteen (15) Business Days prior to the relevant Drawdown Date for remittance to the Builder with the relevant portion of the Loan and that it is fully subordinated to the Loan.
3	Legal opinions
(a)	An English law legal opinion and if a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given.
4	Other documents and evidence
(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the relevant Drawdown Date.

(e)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II: Conditions subsequent
1	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 2.

2	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

Part III: Delivery conditions precedent
1	Officer’s certificate A certificate signed by a duly authorised officer of each Security Party dated no later than five (5) Business Days before the Delivery Date confirming that none of the documents and evidence delivered to the Agent pursuant to Clauses 3.1 (Conditions precedent) and 3.4 (Conditions subsequent) has been amended, modified or revoked in any way since its delivery to the Agent.

2	Security and related documents
(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of:
(i)	the builder’s certificate and/or bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(ii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Borrower pursuant to the Building Contract;

(iii)	the commercial invoice issued by the Builder in respect of the final contract price of the Vessel;

(iv)	the declaration of warranty issued by the Builder to the Borrower pursuant to the Building Contract;

(v)	any charterparty or other contract of employment of the Vessel which will be in force on the Delivery Date including, without limitation, the Charter;

(vi)	the Management Agreement;

(vii)	the Vessel’s current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;

(viii)	the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(ix)	the Vessel’s current SMC;

(x)	the ISM Company’s current DOC;

(xi)	the Vessel’s current ISSC;

(xii)	the Vessel’s current IAPPC;

(xiii)	the Vessel’s current Tonnage Certificate;
in each case together with all addenda, amendments or supplements.
(b)	Evidence of Borrower’s title Evidence that any prior registration of the Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Delivery Date (i) the Vessel will be at least provisionally registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)	Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents at least 15 days prior to the Delivery Date and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)	Confirmation of class An interim Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register or such other classification society as may be acceptable to the Agent.

(e)	Equity Portion Evidence satisfactory to the Agent that any Equity Portion has been paid to the Agent fifteen (15) Business Days prior to the relevant Drawdown Date for remittance to the Builder with the relevant portion of the Loan and that it is fully subordinated to the Loan.

(f)	Survey report A report by a surveyor instructed by the Agent to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Agent.

(g)	Valuation A valuation not older than two weeks prior to the Delivery Date, based on a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer of the Vessel, addressed to and acceptable to the Agent and conclusively determined on the basis of the average of valuations provided by two reputable, independent and first class firm of shipbrokers appointed by the Agent. If the two valuations differ by a margin of over 15% then a third shipbroker shall be appointed by the Agent and the market value shall be the average of the three valuations.
(h)	Security Documents The Mortgage and the Assignments in respect of the Vessel, the Account Charges and the (if required by the Agent at this stage) Share Pledges, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(i)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Agent may require.

(j)	Managers’ confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of the Vessel and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of the Vessel to any third party and confirming in terms acceptable to the Agent that, following the occurrence of an Event of Default, all claims of the Managers against the Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents.

(k)	The Account Holder’s confirmation The written confirmation of the Account Holder that the Accounts have been opened with the Account Holder and are, and will remain throughout the Facility Period, free from Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

(l)	Mortgagees’ Insurances Evidence of the Agent being covered under the Mortgagees’ Insurances for an amount of not less than one hundred and twenty per cent (120%) of the Loan and at the expense of the Borrower.
3	Legal opinions
(a)	An English law legal opinion and if a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given.
4	Other documents and evidence
(a)	Process agent Evidence that any process agent appointed under any Finance Document has accepted its appointment.

(b)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

Part IV: Delivery conditions subsequent
1	Evidence of Borrower’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Approved Flag confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part III of this Schedule 2.

4	Legal opinions Such of the legal opinions specified in Part III of this Schedule 2 as have not already been provided to the Agent.

5	Master’s receipt The master’s receipt for the Mortgage, if applicable.

SCHEDULE 3: Calculation of Mandatory Cost
1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from an office in the euro-zone will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the relevant Vessel Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the relevant Vessel Loan from that office.

4	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Agent as follows:
(a)	where the relevant Vessel Loan is denominated in sterling:
BY + S(Y - Z) + F x 0.01 per cent per annum
100 - (B + S)
(b)	where the relevant Vessel Loan is denominated in any currency other than sterling:
F x 0.01 per cent per annum
300
where:
B	is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the relevant Vessel Loan is an overdue amount, the additional rate of interest specified in Clause 7.9 (Default interest)) payable for the relevant Interest Period on the relevant Vessel Loan;

S	is the percentage (if any) of eligible liabilities which that Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z	is the interest rate per annum payable by the Bank of England to that Lender on special deposits; and

F	is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.
5	For the purpose of this Schedule:
(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	“fee base” has the meaning given to it in the Fees Regulations;

(c)	“Fees Regulations” means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.
6	In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15. Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7	If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

8	If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrowers of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrowers.

SCHEDULE 4: Form of Drawdown Notice

To:	DVB BANK SE

From:	GRAND AFFECTION S.A. GRAND AFFINITY S.A.
2010
Dear Sirs
Drawdown Notice
We refer to the Loan Agreement dated                      2010 made between, amongst others, ourselves and yourselves (the “Agreement”).
Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.
Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance to us a Drawing in the sum of [                                                             ] of the Vessel Loan in respect of Hull no. [          ] on                               200 , which is a Business Day, by paying the amount of the Drawing in accordance with the provisions of the relevant Building Contract towards payment of the [          ] Installment of the Contract Price.
We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on            200 , that no Default has occurred and is continuing, and that no Default will result from the advance of the Drawing requested in this Drawdown Notice.
[We select the period of [          ] months as the first Interest Period.]
Yours faithfully

For and on behalf of
GRAND AFFECTION S.A.
GRAND AFFINITY S.A.

SCHEDULE 5: Form of Transfer Certificate
To: DVB BANK SE
TRANSFER CERTIFICATE
This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated                     2010, on the terms and subject to the conditions of which a secured loan facility of up to $48,000,000 was made available to GRAND AFFECTION S.A. and GRAND AFFINITY S.A. on a joint and several basis, by a syndicate of banks on whose behalf you act as agent and security agent.
1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:
2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.
3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:
5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.
6	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:
9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.
THE SCHEDULE
1	Transferor:

2	Transferee:

3	Transfer Date (not earlier than the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:
DVB BANK SE as Agent
By:
Date:

SCHEDULE 6: Form of Compliance Certificate

To:	DVB BANK SE

From:	GRAND AFFECTION S.A. GRAND AFFINITY S.A. GRANDUNION INC.

Dated:
Dear Sirs
Grand Affection S.A and Grand Affinity S.A. — US$48,000,000 Loan Agreement dated [     ] 2010 (the “Agreement”)
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
We confirm that:
1.	the Leverage does not exceed 75%, as required by Clause 12.2.1 (a);

2.	the Minimum Net Worth is not lower than sixty million Dollars ($60,000,000) as required by Clause 12.2.1. (b); and

3.	the Minimum Liquidity is in excess of 5% of the Total Debt, as required by Clause 12.2.1 (c).
We confirm that no Default is continuing.*

Signed:

	Director	Director

	of	of

	GRAND AFFECTION S.A.	GRANDUNION INC.
GRAND AFFINITY S.A.

	Director	Director

	of	of

	GRAND AFFECTION S.A.	GRANDUNION INC.
GRAND AFFINITY S.A.

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7: Loans Administration Form

To:	DVB Bank SE
We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the agreement dated [                    ] made between (inter alia) yourselves and ourselves (the “Loan Agreement”) or any other documents related to the Loan:
1.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].

2.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].

3.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].
No other persons other than the Directors of the Borrower or the persons listed above (the “Authorised Persons”) are hereby authorised to request any information from you regarding the Loan Agreement or any other matter related to the Loan or the Borrower or communicate with you in any way regarding the foregoing in and under any circumstances.
For the avoidance of doubt, the following are the Directors of the Company:
1.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].

2.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].

3.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].
This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.
We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.
Words and expressions defined in the Loan Agreement shall bear the same meanings when used herein.
This letter shall be governed and construed in accordance with English law.
Yours sincerely

For and on behalf of
GRAND AFFECTION S.A.
GRAND AFFINITY S.A.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Michael Livanos duly authorised for and on behalf of GRAND AFFECTION S.A.	) ) /s/ Michael Livanos )

SIGNED by Michael Livanos duly authorised for and on behalf of GRAND AFFINITY S.A.	) ) /s/ Michael Livanos )

SIGNED by Dimitrios Beis duly authorised for and on behalf of DVB BANK SE (as a Lender)	) ) /s/ Dimitrios Beis )

SIGNED by Dimitrios Beis duly authorised for and on behalf of DVB BANK SE (as the Agent)	) ) /s/ Dimitrios Beis )

SIGNED by Dimitrios Beis duly authorised for and on behalf of DVB BANK SE (as the Security Agent)	) ) /s/ Dimitrios Beis )

SIGNED by Dimitrios Beis duly authorised for and on behalf of Norddeutsche Landesbank Girozentrale	) ) /s/ Dimitrios Beis )

SIGNED by Georgios Koutsoudakis and by Chryssa Voulgari duly authorised for and on behalf of EMPORIKI BANK OF GREECE S.A.	) ) ) /s/ Georgios Koutsoudakis ) /s/ Chryssa Voulgari